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                                                                      EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT


Apex Drug Stores, Inc., a Michigan corporation
PDS-1 Michigan, Inc., a Michigan corporation
RDS Detroit, Inc., a Michigan corporation
RAB, Inc., an Illinois corporation
Perry Price, Inc., a Michigan corporation
Perry Distributors, Inc., a Michigan corporation
Perry Health Care, Inc., a Michigan corporation
Perry HealthNet Services, Inc., a Michigan corporation
ComfortCare Laboratory Services, Inc., a Michigan corporation